Exhibit 5.1

650 Town Center Drive, 20th Floor
Costa Mesa, California 92626-1925
Tel: +714.540.1235 Fax: +714.755.8290
www.lw.com

FIRM / AFFILIATE OFFICES
	Barcelona	New Jersey
	Brussels	New York
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July 3, 2007	Hong Kong	San Diego
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	Munich	Washington, D.C.
Medicis Pharmaceutical Corporation
8125 North Hayden Road
Scottsdale, AZ 85258-2463
Attn: Board of Directors
Ladies and Gentlemen:
     We have acted as special counsel to Medicis Pharmaceutical Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), on a registration statement on Form S-8 (the “Registration Statement”), of up to an aggregate of 2,500,000 shares (the “Shares”) of Class A Common Stock, $0.014 par value, issuable pursuant to the Medicis 2006 Incentive Award Plan, as amended (the “2006 Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have (i) assumed that proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares will be timely completed in the manner proposed, and (ii) relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.
     We are opining herein only as to the validity of the Shares under the Delaware General Corporation Law (“DGCL”), and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws or as to any matters of municipal law or any other local agencies within any state.
     Subject to the foregoing, it is our opinion that as of the date hereof the Shares have been duly authorized by all necessary corporate action of the Company, and, upon the issuance and delivery of the Shares in the manner contemplated by the 2006 Plan, and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the 2006 Plan, including, without limitation,

July 10, 2006

receipt of legal consideration for each Share issued in excess of the par value of such Share, the Shares will be validly issued, fully paid and nonassessable.
     With your consent, we have assumed for purposes of the opinion paragraph above that: (i) the Shares will be delivered through the Depository Trust Company’s automated system for deposits and withdrawals of securities, (ii) the issuance of the Shares will be recorded in the books of the Company, and (iii) the Company will comply with all applicable notice requirements of Section 151 of the DGCL.
     We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /s/ Latham & Watkins LLP LATHAM & WATKINS LLP